TRW Reports First Quarter 2012 Financial Results

LIVONIA, MICHIGAN, May 1, 2012 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first quarter 2012 financial results with sales of $4.2 billion, an increase of 2 percent compared to the prior year period. The Company reported GAAP first quarter net earnings of $206 million or $1.59 per diluted share, which compares to net earnings of $281 million or $2.13 per diluted share in the prior year period. A higher effective tax rate in the current period resulting from the late 2011 reversal of the Company’s valuation allowance on deferred income tax assets in the United States and a higher level of costs related to future growth initiatives were the primary reasons for the decline in diluted earnings per share between the two periods.

The first quarter 2012 GAAP net earnings contain special items including restructuring and debt retirement charges compared with the prior year first quarter, which included debt retirement charges, a gain on a business acquisition and a charge related to the termination of a service contract. Excluding special items, the Company reported first quarter 2012 net earnings of $211 million, or $1.62 per diluted share, which compares to net earnings of $292 million or $2.21 per diluted share in the prior year period.

“TRW achieved a solid start in 2012 as evidenced by the Company’s first quarter performance,” said John C. Plant, Chairman and Chief Executive Officer. “Increased demand for TRW’s innovative safety technologies helped offset the decline in vehicle production in Europe and demonstrates the strength and diversity of the Company’s market position.”

First Quarter 2012

The Company reported first quarter 2012 sales of $4.2 billion, an increase of $99 million or 2 percent from the prior year period. The increase in sales resulted from increasing demand for TRW’s broad array of active and passive safety products and improved vehicle production volumes in North America, partially offset by lower vehicle production volumes in Europe and the negative impact of currency movements between the two periods.

The Company’s first quarter 2012 operating income was $331 million, compared with $372 million in the 2011 period. The 2012 period included restructuring charges totaling $2 million compared to the 2011 period which included a charge related to the termination of a service contract totaling $10 million. Excluding these special items from both periods, operating income for the first quarter was $333 million, which compares to $382 million in the prior year period. The year-to-year decline in profit was driven by a higher mix of lower margin business, planned increases in costs to support future growth, the negative profit impact from higher raw material prices and, to a lesser degree, the negative profit impact of currency movements.

Net interest expense for the first quarter of 2012 totaled $29 million, which compares favorably to $34 million in the 2011 period as a result of lower debt levels. In addition, both the 2012 and 2011 periods included net losses on retirement of debt totaling $5 million and $10 million, respectively.

Tax expense for the first quarter of 2012 was $93 million, which compares to a tax expense of $56 million in the prior year period. The increase in expense is attributable to a higher effective tax rate in the current period resulting from the reversal of the Company’s valuation allowance on deferred income tax assets in the United States that occurred in late 2011. The 2012 period included tax benefits related to restructuring actions and debt retirement totaling $2 million.

The Company reported 2012 first quarter GAAP earnings of $206 million, or $1.59 per diluted share, which compares to GAAP net earnings of $281 million, or $2.13 per diluted share in the 2011 period.

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Excluding special items, the Company reported first quarter 2012 net earnings of $211 million, or $1.62 per diluted share, which compares to net earnings of $292 million or $2.21 per diluted share in the 2011 period.

Earnings before interest, taxes, depreciation and amortization and special items (“adjusted EBITDA”) were $439 million in the first quarter of 2012, compared to the prior year level of $498 million. See page A5 for a description of the special items excluded in calculating adjusted EBITDA.

Cash Flow and Capital Structure

First quarter 2012 net cash flow provided by operating activities was a use of $102 million, which compares to a generation of $81 million in the first quarter of 2011. Capital expenditures were $96 million in the current quarter compared to $67 million last year. First quarter free cash flow (cash flow from operating activities less capital expenditures) was an outflow of $198 million, compared to an inflow of $14 million in the prior year quarter. The unfavorable outcome compared with last year resulted primarily from higher working capital, increased payments pertaining to benefit plans, lower overall earnings and an increase in planned investments to support the Company’s growth initiatives.

During the quarter, the Company used $53 million of cash to retire $48 million of face value senior notes and $38 million to repurchase 837,900 shares of its common stock under a plan that is intended to offset, on an ongoing basis, the dilution created by the Company’s stock incentive plan.

As of March 30, 2012, the Company had $1,503 million of debt and $997 million of cash and cash equivalents, resulting in net debt (defined as debt less cash and cash equivalents) of $506 million. Total debt sets a new historic low for the Company, $29 million lower than the balance at the end of 2011 and $257 million lower than the balance at the end of the prior year first quarter.

2012 Outlook

TRW expects full year industry production volumes to total 14.7 million units in North America and 18.9 million units in Europe. Within the forecast for North America, the Company expects production for the Detroit Three manufacturers will be up approximately 5% compared with their 2011 production levels. The Company

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continues to expect expansion in vehicle production volumes in China and the rest of world regions. Based on these revised production levels and the Company’s expectations for foreign currency exchange rates, full year 2012 sales are now expected to range between $16.3 billion and $16.6 billion, with second quarter sales expected to be approximately $4.2 billion.

“Protecting the Company’s profitability, remaining focused on implementing the Company’s growth strategy and generating cash are key priorities for TRW in 2012,” said Mr. Plant.

First Quarter 2012 Conference Call

The Company will host its first quarter conference call at 8:30 a.m. (Eastern time) today, Tuesday, May 1st, to discuss financial results and other related matters. To participate in the conference call, please dial (877) 852-7898 for U.S. locations, or (706) 634-1095 for international locations.

An audio replay of the conference call will be available approximately two hours after the conclusion of the call and will be accessible afterward for approximately one week. To access the replay, U.S. locations should dial (855) 859-2056, and locations outside the U.S. should dial (404) 537-3406. The replay code is 68493994. A live audio webcast and replay of the conference call will also be available on the Company’s website at www.trw.com.

Reconciliation to GAAP

In addition to GAAP results included within this press release, the Company has provided certain information which is not calculated according to GAAP (“non-GAAP”), such as net earnings, operating income and diluted earnings per share each excluding special items; adjusted EBITDA; and free cash flow. Management uses these non-GAAP measures to evaluate the operating performance of the Company and its business segments and to forecast future periods. Management believes that investors will likewise find these non-GAAP measures useful in evaluating such performance. Such measures are frequently used by security analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

Non-GAAP measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies. For a reconciliation of non-GAAP measures to the most comparable GAAP financial measure and for share amounts used to derive earnings per share, please see the financial schedules that accompany this release.

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About TRW

With 2011 sales of $16.2 billion, TRW Automotive ranks among the world’s leading automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, operates in 26 countries and employs over 60,000 people worldwide. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. All references to “TRW Automotive”, “TRW” or the “Company” in this press release refer to TRW Automotive Holdings Corp. and its subsidiaries, unless otherwise indicated. TRW Automotive news is available on the internet at www.trw.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. We caution readers not to place undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements are subject to numerous assumptions, risks and uncertainties which could cause our actual results to differ materially from those suggested by the forward-looking statements, including those set forth in our Report on Form 10-K for the fiscal year ended December 31, 2011 (our “Form 10-K”) such as: any developments related to antitrust investigations adversely affecting our financial condition, results, cash flows or reputation; any shortage of specialty resins or other supplies causing a production disruption for any customers or us; general economic conditions causing a material contraction in automotive sales and production adversely affecting our results or the viability of our supply base; the unsuccessful implementation of our current expansion efforts adversely impacting our business and results; commodity inflationary pressures adversely affecting our profitability or supply base; strengthening of the U.S. dollar and other foreign currency exchange rate fluctuations impacting our results; pricing pressures from our customers adversely affecting our profitability; increasing costs negatively impacting our profitability; the loss of any of our largest customers materially adversely affecting us; risks associated with non-U.S. operations, including economic and political uncertainty in some regions, adversely affecting our business, results or financial condition; any inability to protect our intellectual property rights adversely affecting our business or our competitive position; costs of product liability, warranty and recall claims and efforts by customers to adversely alter contract terms and conditions concerning warranty and recall participation; costs or liabilities relating to environmental, health and safety regulations adversely affecting our results; any increase in the expense of our pension and other postretirement benefits or the funding requirements of our pension plans reducing our profitability; work stoppages or other labor issues at our facilities or at the facilities of our customers or suppliers adversely affecting our operations; volatility in our annual effective tax rate resulting from a change in our valuation allowances, our mix of earnings between jurisdictions or other factors; any impairment of a significant amount of our goodwill or other intangible assets; any disruption in our information technology systems adversely impacting our business and operations; and other risks and uncertainties set forth in our Form 10-K and in our other filings with the U.S. Securities and Exchange Commission. We do not undertake any obligation to release publicly any update or revision to any of the forward-looking statements.

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TRW Automotive Holdings Corp.

Index of Condensed Consolidated Financial Information

Page

Consolidated Statements of Earnings (unaudited) for the three months ended March 30, 2012 and April 1, 2011	A2

Condensed Consolidated Balance Sheets as of March 30, 2012 (unaudited) and December 31, 2011	A3

Condensed Consolidated Statements of Cash Flows (unaudited)for the three months ended March 30, 2012 and April 1, 2011	A4

Reconciliation of Non-GAAP Financial Measures (unaudited) for the three months ended March 30, 2012 and April 1, 2011	A5

Reconciliation of GAAP Net Earnings to Adjusted Earnings (unaudited):

• For the three months ended March 30, 2012	A6

• For the three months ended April 1, 2011	A7

The accompanying unaudited condensed consolidated financial information and reconciliation schedules should be read in conjunction with the TRW Automotive Holdings Corp. Annual Report on Form 10-K for the year ended December 31, 2011 which was filed with the United States Securities and Exchange Commission.

A1

TRW Automotive Holdings Corp.

Consolidated Statements of Earnings

(Unaudited)

(In millions, except per share amounts)	Three Months Ended
	March 30, 2012	April 1, 2011
Sales	$4,208	$4,109
Cost of sales	3,734	3,598

Gross profit	474	511
Administrative and selling expenses	146	151
Amortization of intangible assets	3	5
Restructuring charges and asset impairments	2	—
Other (income) expense — net	(8)	(17)

Operating income	331	372
Interest expense — net	29	34
Loss on retirement of debt — net	5	10
Gain on business acquisition	—	(9)
Equity in earnings of affiliates, net of tax	(11)	(10)

Earnings before income taxes	308	347
Income tax expense	93	56

Net earnings	215	291
Less: Net earnings attributable to noncontrolling interest, net of tax	9	10

Net earnings attributable to TRW	$206	$281

Basic earnings per share:
Earnings per share	$1.66	$2.29

Weighted average shares outstanding	123.8	122.9

Diluted earnings per share:
Earnings per share	$1.59	$2.13

Weighted average shares outstanding	131.2	134.4

A2

TRW Automotive Holdings Corp.

Condensed Consolidated Balance Sheets

(Dollars in millions)	As of
	March 30, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$997	$1,241
Accounts receivable — net	2,737	2,222
Inventories	953	845
Prepaid expenses and other current assets	344	319

Total current assets	5,031	4,627

Property, plant and equipment — net	2,185	2,137
Goodwill	1,756	1,753
Intangible assets — net	297	298
Pension assets	986	918
Other assets	509	529

Total assets	$10,764	$10,262

Liabilities and Equity
Current liabilities:
Short-term debt	$76	$65
Current portion of long-term debt	51	39
Trade accounts payable	2,548	2,306
Accrued compensation	247	283
Other current liabilities	1,179	1,147

Total current liabilities	4,101	3,840
Long-term debt	1,376	1,428
Postretirement benefits other than pensions	420	421
Pension benefits	831	831
Other long-term liabilities	587	603

Total liabilities	7,315	7,123

Commitments and contingencies

Stockholders’ equity:
Capital stock	1	1
Treasury stock	—	—
Paid-in-capital	1,603	1,602
Retained earnings	1,836	1,668
Accumulated other comprehensive earnings (losses)	(194)	(331)

Total TRW stockholders’ equity	3,246	2,940
Noncontrolling interest	203	199

Total equity	3,449	3,139

Total liabilities and equity	$10,764	$10,262

A3

TRW Automotive Holdings Corp.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Dollars in millions)	Three Months Ended
	March 30, 2012	April 1, 2011
Operating Activities
Net earnings	$215	$291
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	104	116
Net pension and other postretirement benefits income and contributions	(58)	(38)
Loss on retirement of debt — net	5	10
Gain on business acquisition	—	(9)
Deferred income taxes	51	(1)
Other — net	(9)	—
Changes in assets and liabilities, net of effects of businesses acquired:
Accounts receivable — net	(454)	(503)
Inventories	(89)	(76)
Trade accounts payable	183	276
Prepaid expenses and other assets	(30)	13
Other liabilities	(20)	2

Net cash provided by (used in) operating activities	(102)	81

Investing Activities
Capital expenditures, including other intangible assets	(96)	(67)
Cash acquired in acquisition of business	—	15
Net proceeds from asset sales and divestitures	7	3
Other — net	3	—

Net cash provided by (used in) investing activities	(86)	(49)

Financing Activities
Change in short-term debt	11	7
Redemption of long-term debt	(56)	(130)
Proceeds from exercise of stock options	6	16
Repurchase of capital stock	(38)	—
Dividends paid to noncontrolling interest	(8)	—

Net cash provided by (used in) financing activities	(85)	(107)
Effect of exchange rate changes on cash	29	38

Increase (decrease) in cash and cash equivalents	(244)	(37)
Cash and cash equivalents at beginning of period	1,241	1,078

Cash and cash equivalents at end of period	$997	$1,041

A4

TRW Automotive Holdings Corp.

Reconciliation of Non-GAAP Financial Measures

(Unaudited)

EBITDA, Adjusted EBITDA and free cash flow are not recognized terms under GAAP and do not purport to be alternatives to the most comparable GAAP amounts. Further, since all companies do not use identical calculations, our definition and presentation of these measures may not be comparable to similarly titled measures reported by other companies.

EBITDA and Adjusted EBITDA

EBITDA as calculated below is a measure used by management to evaluate the operating performance of the Company and its business segments and to forecast future periods. Adjusted EBITDA is defined as EBITDA excluding restructuring charges, asset impairments and other significant special items. Management uses Adjusted EBITDA to evaluate the performance of ongoing operations separate from items that may have a disproportionate impact in any particular period. EBITDA and Adjusted EBITDA are frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA and Adjusted EBITDA do not purport to be alternatives to net earnings as an indicator of operating performance, nor to cash flows from operating activities as a measure of liquidity. Additionally, neither is intended to be a measure of free cash flow for management’s discretionary use, as they do not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

(Dollars in millions)	Three Months Ended
	March 30, 2012	April 1, 2011
GAAP net earnings attributable to TRW	$206	$281
Income tax expense	93	56
Interest expense — net	29	34
Depreciation and amortization	104	116

EBITDA	432	487

Restructuring charges and asset impairments	2	—
Termination of a service contract	—	10
Loss on retirement of debt — net	5	10
Gain on business acquisition	—	(9)

Adjusted EBITDA	$439	$498

Free Cash Flow

Free cash flow represents net cash provided by (used in) operating activities less capital expenditures, and is used by management in analyzing the Company’s ability to service and repay its debt and to forecast future periods. However, this measure does not represent funds available for investment or other discretionary uses since it does not deduct cash used to service debt or for other non-discretionary expenditures.

(Dollars in millions)	Three Months Ended
	March 30, 2012	April 1, 2011
Cash flow provided by (used in) operating activities	$(102)	$81
Capital expenditures	(96)	(67)

Free cash flow	$(198)	$14

A5

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

The Company recorded restructuring charges of $2 million primarily related to severance, retention and outplacement services.

(In millions, except per share amounts)	Three Months Ended March 30, 2012 Actual	Adjustments		Three Months Ended March 30, 2012 Adjusted
Sales	$4,208	$—		$4,208
Cost of sales	3,734	—		3,734

Gross profit	474	—		474
Administrative and selling expenses	146	—		146
Amortization of intangible assets	3	—		3
Restructuring charges and asset impairments	2	(2	)(a)	—
Other (income) expense — net	(8)	—		(8)

Operating income	331	2		333
Interest expense — net	29	—		29
Loss on retirement of debt — net	5	(5	)(b)	—
Equity in earnings of affiliates, net of tax	(11)	—		(11)

Earnings before income taxes	308	7		315
Income tax expense	93	2	(c)	95

Net earnings	215	5		220
Less: Net earnings attributable to noncontrolling interest, net of tax	9	—		9

Net earnings attributable to TRW	$206	$5		$211

Basic earnings per share:
Earnings per share	$1.66			$1.70

Weighted average shares outstanding	123.8			123.8

Diluted earnings per share:
Earnings per share	$1.59			$1.62

Weighted average shares outstanding	131.2			131.2

(a)	Represents the elimination of restructuring charges and asset impairments.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of the income tax impact of the above adjustments, by calculating the income tax impact of each of these items using the appropriate tax rate for the jurisdiction where the charges were incurred.

A6

TRW Automotive Holdings Corp.

Reconciliation of GAAP Net Earnings to Adjusted Earnings

(Unaudited)

(In millions, except per share amounts)	Three Months Ended April 1, 2011 Actual	Adjustments		Three Months Ended April 1, 2011 Adjusted
Sales	$4,109	$—		$4,109
Cost of sales	3,598	—		3,598

Gross profit	511	—		511
Administrative and selling expenses	151	(10	)(a)	141
Amortization of intangible assets	5	—		5
Other (income) expense — net	(17)	—		(17)

Operating income	372	10		382
Interest expense — net	34	—		34
Loss on retirement of debt — net	10	(10	)(b)	—
Gain on business acquisition	(9)	9	(c)	—
Equity in earnings of affiliates, net of tax	(10)	—		(10)

Earnings before income taxes	347	11		358
Income tax expense	56	—		56

Net earnings	291	11		302
Less: Net earnings attributable to noncontrolling interest, net of tax	10	—		10

Net earnings attributable to TRW	$281	$11		$292

Basic earnings per share:
Earnings per share	$2.29			$2.38

Weighted average shares outstanding	122.9			122.9

Diluted earnings per share:
Earnings per share	$2.13			$2.21

Weighted average shares outstanding	134.4			134.4

(a)	Represents the elimination of the expense related to the termination of a service contract.
(b)	Represents the elimination of the loss on retirement of debt.
(c)	Represents the elimination of the gain on business acquisition.

A7